Exhibit 3.1

THIRD AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ECO INNOVATION GROUP, INC.

Eco Innovation Group, Inc. (the “Corporation”), a corporation incorporated under the laws of the state of Nevada on March 5, 2001, hereby amends and restates its Articles of Incorporation, to embody in one document its original articles and the subsequent amendments thereto, pursuant to Sections 78.390 and 78.403 of the Nevada Revised Statutes.

ARTICLE I

The name of the corporation is Eco Innovation Group, Inc. (the “Corporation”).

ARTICLE II

The Corporation shall have a perpetual existence.

ARTICLE III

The registered office address of the Corporation in the State of Nevada is 50 West Liberty Street, Suite 880, Reno, NV 89501. The name and address of the Corporation’s resident agent is Nevada Agency and Transfer Company. Either the principal office or the resident agent may be changed in the manner provided by law.

ARTICLE IV

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the NRS.

ARTICLE V

Section 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is two billion fifty million (2,050,000,000), consisting of two billion (2,000,000,000) shares of common stock, $0.0001 par value per share (the “Common Stock”), and fifty million (50,000,000) shares of preferred stock, (the “Preferred Stock”), of which thirty million (30,000,000) shares shall be designated as Series A Preferred Stock, $0.0001 par value per share (the “Series A Preferred Stock”), and one million (1,000,000) shares shall be designated as Series C Preferred Stock (the “Series C Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1.	General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the board of directors of the Corporation (the “Board of Directors”) upon any issuance of the Preferred Stock of any series.

2.	Voting.

i.	The holders of the Common Stock shall have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to these Articles of Incorporation (which, as used herein, shall mean the Articles of Incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to these Articles of Incorporation or the NRS. There shall be no cumulative voting in the election of directors or on any other matter.

ii.	Except as may otherwise be provided by applicable law, in these Articles of Incorporation or in a Preferred Stock Designation (as defined below), the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of shares of Preferred Stock and any series thereof shall not be entitled to receive notice of any meeting of stockholders at which they are not otherwise entitled to vote.

iii.	The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 78.390 of the NRS.

3.	Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend or other rights of any then outstanding Preferred Stock and to the requirements of applicable law.

4.	Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then-outstanding Preferred Stock.

B.	PREFERRED STOCK.

1.	The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate of designation pursuant to the applicable law of the State of Nevada (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, to determine the designations, powers, preferences and voting and other rights, and the qualifications, limitations and restrictions granted to or imposed upon the Preferred Stock or any wholly unissued series thereof or any holders thereof, and to increase or decrease, within the limits stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series (but not below the number of such shares then outstanding), the number of shares of any such series subsequent to the issuance of shares of that series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

i.	the designation of the series, which may be by distinguishing number, letter or title;

ii.	the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

iii.	the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

iv.	the dates on which dividends, if any, shall be payable in respect of shares of the series;

v.	the redemption rights and price or prices, if any, for shares of the series;

vi.	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

vii.	whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

viii.	the rights of the holders of the shares of such series upon the dissolution of, or upon the subsequent distribution of assets of, the Corporation;

ix.	restrictions on the issuance of shares of the same series or of any other class or series;

x.	the voting powers, full or limited, or no voting powers, of the holders of shares of the series; and

xi.	the manner in which any facts ascertainable outside of these Articles of Incorporation or the resolution or resolutions providing for the issuance of such series shall operate upon the voting powers, designations, preferences, rights, and qualifications, limitations, or restrictions of such series.

2.	The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 78.390 of the NRS.

C.	REGISTERED OWNERS. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

Section 2.

A.	NUMBER OF AUTHORIZED SHARES OF SERIES A PREFERRED STOCK. The Corporation shall be authorized to issue thirty million (30,000,000) shares of Series A Preferred Stock.

B.	STATED VALUE. Each share of Series A Preferred Stock shall have a stated value of $0.001 (the “Stated Value”).

C.	LIQUIDATION. Upon liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock then outstanding shall not be entitled to receive out of the assets of the Corporation, whether from capital or earnings available for distribution, any amounts which will be otherwise available to and distributed to the Common Stockholders.

D.	NO CONVERSION RIGHT. Series A Preferred Stock shall not be convertible into shares of the Corporation’s Common Stock.

E.	VOTING. Except as otherwise expressly required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to one hundred (100) votes for each share of Series A Preferred Stock owned on the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, on the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise required by law, the holders of shares of Series A Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

F.	OTHER PROVISIONS. The Corporation and its transfer agent, if any, for the Series A Preferred Stock may deem and treat the record holder of any shares of Series A Preferred Stock, as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

G.	RESTRICTIONS AND LIMITATIONS. Except as expressly provided herein or as required by law, so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series A Preferred Stock, including to cancel or modify adversely and materially the voting rights as provided in Section E herein.

H.	STOCK DIVIDENDS. The holders of Series A Preferred shall not be entitled to receive dividends paid on the Corporation’s Common Stock.

Section 3.

A.	SERIES C PREFERRED STOCK. The Corporation shall be authorized to issue one million (1,000,000) shares of Series C Preferred Stock, which shall be as and governed by the rights, preferences, restrictions and other matters as defined in the Certificate of Designation, Preference and Rights of Series C Preferred Stock filed by the Corporation with the Secretary of State of the State of Nevada on July 16, 2021, incorporated herein by reference.

ARTICLE VI

No contract or other transaction between the Corporation and one or more or its directors or officers, or between the Corporation and any corporation, firm or association in which one or more of its directors or officers are directors or officers or are financially interested, is void or voidable solely for this reason or solely because any such director or officer is present at the meeting of the board of directors or a committee thereof which authorizes or approves the contract or transaction, or because the vote or votes of common or interested directors are counted for that purpose, if the circumstances specified in any of the following paragraphs exist:

A.	The fact of the common directorship, office or financial interest is disclosed or known to the board of directors or committee and noted in-the minutes, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient for the purpose without counting the vote or votes of the common or interested director or directors;

B.	The fact of the common directorship, office or financial interest is disclosed or known to the stockholders, and they approve or ratify the contract or transaction in good faith by a majority vote of stockholders holding a majority of the voting power. The votes of the common or interested directors or officers must be counted in any such vote of stockholders; or

C.	The contract or transaction is fair as to the Corporation at the time it is authorized or approved.

ARTICLE VII

Unless and except to the extent that the bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director, provided that the foregoing clause shall not apply to acts or omissions involving intentional misconduct, fraud or a knowing violation of the law or, only in the case of directors, the payment of dividends in violation of the Nevada Revised Statutes. No amendment to, modification of or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE IX

The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors. Any amendment, repeal or modification of this Article IX shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights conferred on any Covered Person by this Article IX shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, any other provision of these Articles of Incorporation, the Bylaws, or any agreement, vote of stockholders or disinterested directors or otherwise.

ARTICLE X

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, modify or repeal the Bylaws or adopt new Bylaws without any action on the part of the stockholders. The stockholders of the Corporation may not adopt, amend or repeal the Bylaws, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by these Articles of Incorporation, by the affirmative vote of the holders of at least two-thirds of the voting power of the capital stock of the Corporation entitled to vote thereon.

ARTICLE XI

The Corporation shall have the right, subject to any express provisions or restrictions contained in these Articles of Incorporation or the Bylaws, from time to time, to amend, alter or repeal any provision of these Articles of Incorporation or a Preferred Stock Designation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by these Articles of Incorporation or any amendment thereof are conferred subject to such right.

ARTICLE XII

To the fullest extent and in the manner permitted by applicable law, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation or of a class or series of stockholders may be taken without a meeting of the stockholders or of such class or series of stockholders upon the consent in writing signed by such stockholders who would have been entitled to vote the minimum number of votes that would be necessary to authorize the action at a meeting at which all the stockholders entitled to vote thereon were present and voting.

ARTICLE XIII

Special meetings of stockholders may be called only by the Board of Directors, the chairperson of the Board of Directors, the Chief Executive Officer or the President (in the absence of a Chief Executive Officer), and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Advance notice of stockholder nominations for the election of directors and of the proposal by stockholders of any other action to be taken by the stockholders at a meeting of stockholders shall be given in the manner provided by the Bylaws.

ARTICLE XIV

Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (c) any action asserting a claim arising pursuant to any provision of the NRS or these Articles of Incorporation or the Bylaws, (d) any action to interpret, apply, enforce or determine the validity of these Articles of Incorporation or the Bylaws or (e) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Eighth Judicial District Court of Clark County, Nevada having personal jurisdiction over the indispensable parties named as defendants therein; provided that, if and only if the Eighth Judicial District Court of Clark County, Nevada dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Nevada. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIV. If any provision or provisions of this Article XIV shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIV (including, without limitation, each portion of any sentence of this Article XIV containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XV

The Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes.

ARTICLE XVI

Notwithstanding any other provisions of law, these Articles of Incorporation or the Bylaws, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds of the voting power of the capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article XVI or Article VII, VIII, IX, X, XI, XII, XIII, XIV and XV of these Articles of Incorporation.

The foregoing Third Amended and Restated Articles of Incorporation shall be effective as of 12:01 a.m. Nevada time on April 1, 2022.

[Signature Page Follows]

The undersigned authorized officer of the Corporation hereby makes and files these Amended and Restated Articles of Incorporation, declaring and certifying that the facts contained herein are true.

DATED this 1st day of April, 2022.

Julia Otey-Raudes

Chief Executive Officer

[Signature Page to Third Amended and Restated Articles of Incorporation of Eco Innovation Group, Inc.]